EXHIBIT 4.8.1

AMENDMENT TO NOTE PURCHASE AGREEMENT

This AMENDMENT TO NOTE PURCHASE AGREEMENT (this "Amendment") is made as of this 17th day of December, 2007 by and between First Montauk Financial Corp., a New Jersey corporation (the "Company"), and AEFC FMFK Investment Corp., a Delaware corporation ("Purchaser").  The parties agree as follows:

A.           Whereas the Company and Purchaser have entered into that certain NOTE PURCHASE AGREEMENT dated as of December 7, 2007 (the "Agreement"); and

B.           Whereas the Company and Purchaser wish to amend the Agreement to conform the Agreement to the mutual understanding of the parties as set forth below.

NOW, THEREFORE, the parties hereto agree as follows:

1.           Section 1.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

"Warrants.                                In the event the Company (i) does not draw the full $2,000,000 principal amount available under the Note, and (ii) the Note has not been prepaid by July 1, 2008, the Company will issue to the Purchaser a warrant to purchase 2.8571 shares of Common Stock, at an exercise price of $0.35 per share, as adjusted, for each one dollar of principal amount available but not drawn upon under the Note, which warrant shall be in the form attached hereto as Exhibit C (the "Contingent Warrant").  The Warrant term shall be from the date of issuance to December 31, 2008, or December 31, 2012 in the event the Company defaults in the payment of the Note.  In the event the Company elects to prepay its obligations under the Note, the Company will issue the Purchaser a warrant to purchase that number of shares of Common Stock as provided for in the Note, at an exercise price of $0.35 per share, as adjusted, which warrant shall be in the form attached hereto as Exhibit D (the "Prepayment Warrant")."

3.           No Other Changes.  Except as specifically amended via this Amendment, all other provisions of the Agreement shall remain in full force and effect.

4.           Effectiveness of Amendment.  This Amendment shall become effective as of December 7, 2007.

5.           Counterparts.  This Amendment may be executed in one of more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Company and Purchaser have caused this Amendment to be dully executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

FIRST MONTAUK FINANCIAL CORP.

By:	/s/ Victor K. Kurylak
Victor K. Kurylak
Title :	President and Chief Executive Officer

AEFC FMFK Investment Corp.

By:	/s/ Joel E. Marks
Joel E. Marks
Title:	Secretary

SIGNATURE PAGE TO AMENDMENT TO NOTE PURCHASE AGREEMENT